                          SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement  [_] Confidential, For Use of the Commission
                                     only (as permitted by
                                     Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Under Rule 14a-12

                                 THE GAP, INC.
                  -------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                  -------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No Fee Required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

    (3) Filing Party:

        ------------------------------------------------------------------------

    (4) Date Filed:

        ------------------------------------------------------------------------

PROXY
NOTICE OF ANNUAL MEETING OF GAP INC. SHAREHOLDERS AND PROXY STATEMENT

May 9, 2001
Fishkill, New York

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 9, 2001


To Our Shareholders:

The Annual Meeting of Shareholders of The Gap, Inc. (the "Company") will be held at the Company's Distribution Center located at 110 Merritt Boulevard, Fishkill, New York, on Wednesday, May 9, 2001 at 10:00 a.m., for the following purposes:

1. To elect a Board of Directors;

2. To ratify the selection of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending on February 2, 2002; and

3. To attend to other business properly presented at the meeting.

These items of business are more fully described in the Proxy Statement following this Notice.

You must be a shareholder of record at the close of business on March 16, 2001 to vote at the Annual Meeting. A complete list of shareholders entitled to vote at this meeting will be available for inspection at our offices at One Harrison Street, San Francisco, California. Whether or not you plan to attend the Annual Meeting, please vote your shares by either (a) completing and returning the enclosed proxy card, (b) touch-tone telephone from the United States and Canada, using the toll-free telephone number on your proxy card, or (c) the internet.

If you plan to attend the meeting and you are a shareholder of record (your shares are in your name), you must bring the enclosed admission ticket and identification with you to the meeting. If you plan to attend the meeting and your shares are held in "street name" (your shares are in the name of your broker or bank), check the box on the right side of the card so that your broker can send you a legal proxy. You must bring the legal proxy and identification to the meeting. You will not be allowed to attend this meeting without proof of share ownership and identification.

By Order of the Board of Directors,

/s/ LAURI M. SHANAHAN

Lauri M. Shanahan
Secretary
April 6, 2001

THE GAP, INC.
ONE HARRISON STREET, SAN FRANCISCO, CALIFORNIA 94105


PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Gap, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on May 9, 2001 at 10:00 a.m. at The Gap, Inc.'s Distribution Center located at 110 Merritt Boulevard, Fishkill, New York, and at any adjournment thereof. This statement and the enclosed form of proxy were first sent to shareholders on or about April 6, 2001.

THE PROXY

The persons named as proxyholders were selected by our Board of Directors and are officers of the Company.

The proxyholders will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted:

FOR the election of directors nominated by the Board of Directors; and

FOR the ratification of the selection of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending February 2, 2002.

We will pay all expenses in connection with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. In addition to solicitation by mail, certain of our officers, directors and employees (who will receive no extra compensation for their services) or a proxy solicitation firm retained by us may solicit proxies by telephone, fax or in person.

You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting.

VOTING SECURITIES AND VOTING RIGHTS

The only outstanding voting securities of the Company are its shares of common stock, of which 854,429,402 shares were outstanding at the close of business on March 16, 2001. Only shareholders of record at the close of business on that date are entitled to vote at the meeting. Each shareholder is entitled to one vote per share on each matter submitted to the meeting. All share amounts in this Proxy Statement have been restated to reflect stock splits.

The election inspector(s) appointed for the Annual Meeting will determine whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting. The holders of a majority of the outstanding shares of our common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Election of directors by shareholders will be determined by a plurality of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. Approval of the Board of Directors' selection of Deloitte & Touche LLP as independent auditors for the Company requires the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote.

Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.

If you hold shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon. If you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.


PROPOSAL NO. 1
ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

Directors will be elected at the Annual Meeting to serve until the next Annual Meeting and until their successors are elected. The Board of Directors proposes to nominate the persons whose names are set forth below, all of whom are current directors. In the absence of instructions to the contrary, shares represented by the proxy will be voted for the election of all these nominees to the Board of Directors. The Board of Directors has no reason to believe that any of these nominees will be unable to serve. However, if any nominee should for any reason be unavailable to serve, the proxies will be voted for the election of such other person to the office of director as the Board of Directors may recommend in place of such nominee. Set forth below is certain information concerning the nominees which is based on data furnished by them.

 Name, Age, Principal
 Occupation During Past
 Five Years and Other
 Information                                            Served as Director Since
--------------------------------------------------------------------------------


 Adrian D. P. Bellamy, 59                                                   1995
--------------------------------------------------------------------------------
 Chairman of Gucci Group NV, luxury accessories and apparel manufacturer and retailer. Director of Reckitt Benckiser plc, The Body Shop International plc,
 and Williams-Sonoma, Inc.
 Member of the Compensation and Stock Option Committee
 Member of the Corporate Governance Committee
 Member of the Human Resources Development Committee

 Millard S. Drexler, 56                                                     1983
--------------------------------------------------------------------------------
 Chief Executive Officer of the Company since 1995 and President of the Company since 1987. Director of Apple Computer Inc.
 Member of the Human Resources Development Committee


 Donald G. Fisher, 72                                                       1969
--------------------------------------------------------------------------------
 Chairman of the Company since 1969. Chief Executive Officer of the Company,
 1969-95. Director of The Charles Schwab Corporation.
 Member of the Corporate Governance Committee (Donald G. Fisher and Doris F.
 Fisher are husband and wife)


 Doris F. Fisher, 69                                                        1969
--------------------------------------------------------------------------------
 Merchandising consultant to the Company.
 (Donald G. Fisher and Doris F. Fisher are husband and wife)


 Robert J. Fisher, 46                                                       1990
--------------------------------------------------------------------------------
 Executive Vice President of the Company, 1992-99; President of Gap Division
 1997-99; Chief Operating Officer of the Company, 1992-93 and 1995-97; and Chief
 Financial Officer of the Company, 1993-95. Director of Sun Microsystems, Inc.
 (Robert J. Fisher is the son of Donald G. and Doris F. Fisher)
 Member of the Human Resources Development Committee

  Glenda A. Hatchett, 49                                                    1999
--------------------------------------------------------------------------------
  Judge on the syndicated television program "Judge Hatchett" since 2000. Chief
  Judge, Fulton County Juvenile Court, Atlanta, Georgia, 1991-99. Director of
  HCA-The Healthcare Company and The ServiceMaster Company.
  Member of the Compensation and Stock Option Committee
  Member of the Corporate Governance Committee

  Steven P. Jobs, 46                                                        1999
--------------------------------------------------------------------------------
  Chief Executive Officer, Apple Computer, Inc., a computer hardware and software company, since 2000; Interim Chief Executive Officer, 1997-2000.
  Chairman, Pixar, an animation company, since 1991 and Chief Executive Officer since 1986. Chairman and Chief Executive Officer, NeXT Software, Inc., a
  software company, 1985-97. Director of Apple Computer, Inc.
  Member of the Corporate Governance Committee

  John M. Lillie, 64                                                        1992
--------------------------------------------------------------------------------
  Vice Chairman of the Company since January 2001. President, Sequoia Associates
  LLC, private investment firm, since 1998. Chairman, The Epic Team, bicycle and accessory products, 1996-98.
  Member of the Corporate Governance Committee
  Member of the Human Resources Development Committee

  Charles R. Schwab, 63                                                     1986
--------------------------------------------------------------------------------
  Chairman and Co-Chief Executive Officer of The Charles Schwab Corporation,
  financial services firm, since 1998. Chairman and Chief Executive Officer of
  The Charles Schwab Corporation, 1986-98. Director of Siebel Systems, Inc.
  Member of the Audit and Finance Committee
  Member of the Corporate Governance Committee

  Sergio S. Zyman, 55                                                       1997
--------------------------------------------------------------------------------
  President, Z Group, consulting company, since 1998. Senior Vice President and
  Chief Marketing Officer of The Coca-Cola Company, 1993-98. Director of
  Netcentives Inc., Launch Media Inc. and CTN Media Group, Inc.
  Member of the Audit and Finance Committee
  Member of the Corporate Governance Committee

Brooks Walker, Jr. and Evan S. Dobelle, who currently serve on the Board of Directors are not standing for re-election and will cease to be directors upon the election of directors at the Annual Meeting. Fewer nominees are named (ten) than the number fixed by the Board pursuant to the Company's Bylaws (twelve). Proxies cannot be voted for a greater number of persons than the number of nominees named.

Information concerning executive officers of the Company who are not also directors is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2001.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board of Directors has four standing committees: the Audit and Finance Committee and the Compensation and Stock Option Committee, both of which are composed of directors who are not employees of the Company, the Corporate Governance Committee, which is composed mostly of directors who are not employees of the Company, and the Human Resources Development Committee, which is composed of non-employee directors and employee directors.

The Audit and Finance Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of the accounting, auditing, and reporting practices of the Company. The functions of the committee include (i) recommending the engagement of the Company's independent auditors and reviewing with them the plan, scope and results of their audit for each year, (ii) reviewing with the Company's Consulting and Auditing Services department the plan, scope and results of their operations,
(iii) considering and reviewing other matters relating to the financial and accounting affairs of the Company, and (iv) overseeing the Company's Corporate Compliance Program. The present members of the Audit and Finance Committee are Messrs. Dobelle, Schwab, Walker and Zyman. Effective immediately after the Annual Meeting, Mr. Schwab will be the Chairman of the committee.

The functions of the Compensation and Stock Option Committee are to review and approve salaries and other forms of compensation for all corporate and divisional officers, to approve the guaranteeing or granting of loans to certain corporate and divisional officers under the Company's Relocation Loan Plan, to grant stock and options to purchase stock to selected employees under the Company's stock plans, to make awards under the Company's annual and long-term incentive plans to key employees, and to make recommendations to the Board concerning the compensation of non-employee directors. The present members of the Compensation and Stock Option Committee are Mr. Bellamy (Chairman) and Ms. Hatchett.

The functions of the Corporate Governance Committee are to make recommendations to the Board on all matters concerning corporate governance and directorship practices, including the qualifications and retention of directors, the size and function of the Board of Directors, the functions and duties of the committees of the Board, the effectiveness and procedures of the Board, retirement policies of non-employee directors, and succession planning for directors. The present members of the Corporate Governance Committee are Messrs. Bellamy (Chairman), Dobelle, Donald Fisher, Jobs, Lillie, Schwab, Walker and Zyman, and Ms. Hatchett.

The functions of the Human Resources Development Committee are to advise senior management on policy and strategy regarding the development of senior executives, to review the succession planning of the top-level positions, to review the individual development strategies of that group and their individual development plans, to assess the overall talent of all vice presidents and above of the Company, to counsel with the CEO for the placement of key employees, and to review leadership and management processes as appropriate, including leadership development programs. The present members of the Human Resources Development Committee are Messrs. Bellamy, Drexler, Robert Fisher (Chairman), and Lillie.

During the last fiscal year, the Board of Directors held five meetings, the Compensation and Stock Option Committee held seven meetings, the Audit and Finance Committee held four meetings, the Corporate Governance Committee held two meetings, and the newly formed Human Resources Development Committee held no meetings. Each director attended at least 75% of the meetings of the Board and committees on which he or she served.

COMPENSATION OF DIRECTORS

We do not pay director fees to directors who are employees of the Company or any affiliated company. Directors who are not employees of the Company ("non-employee directors") do not receive any form of direct remuneration other than as described below.

We pay each of our non-employee directors an annual retainer of $36,000 per year, payable quarterly, which is diminished by $2,500 for each Board and/or Committee meeting missed (maximum of $2,500 per meeting series). Mr. Jobs has elected not to receive the retainer. Beginning in fiscal 2001, we will pay our non-employee directors who serve as committee chairs an additional annual retainer of $16,000 per year, payable quarterly, for each committee chaired. In addition, we reimburse travel expenses to attend Board and committee meetings. All directors and their immediate families are eligible to receive discounts on Company merchandise.

Under the Company's Non-Employee Director Deferred Compensation Plan, each non-employee director may elect to forego receipt of his or her annual retainer on a quarterly basis in exchange for an option to purchase 937 shares of our common stock. Any such option will have an exercise price which is discounted to reflect the amount of the foregone retainer, will be exercisable immediately, and will have a maximum term of seven years. Shares issued under the plan will come from treasury shares. Each non-employee director, except for Messrs. Dobelle, Jobs, and Robert Fisher participated in the plan in fiscal 2000. Mr. Robert Fisher has elected to participate in fiscal 2001.

Under the Company's 1996 Stock Option and Award Plan, non-employee directors are eligible to receive stock options according to a pre-determined formula, as follows: (i) each new non-employee director automatically receives an option to purchase 15,000 shares at the then-current fair market value; and (ii) each continuing non-employee director automatically receives yearly an option to purchase 3,750 shares at the then-current fair market value. All initial options to new non-employee directors are granted on the date of appointment to the Board. All continuing non-employee director options are granted on the first business day after each annual meeting of shareholders. The options normally become exercisable three years after the date of grant. In addition, the Compensation and Stock Option Committee is authorized to grant discretionary options to non-employee directors using treasury shares.

The Non-Employee Director Retirement Plan is an unfunded deferred compensation plan which sets mandatory retirement from service on the Board at age 72 and provides for annual benefits if a non-employee director has served on the Board for five consecutive years and is still a director at age 72. The annual benefit payable to an eligible retired director is equal to 75% of the annual retainer fee in effect at the time of the director's retirement. The duration of these annual payments equals the number of years that the director served on the Board. If the director dies before the maximum payment period expires, payments will continue for the life of his or her surviving spouse, or until the end of the maximum payment period, whichever is sooner. In fiscal 1996, the Board of Directors elected to discontinue this plan for future directors. Directors in office at January 27, 1997 are still eligible for plan benefits, assuming they meet the requirements of the plan; however, the benefit payable will be capped at the current level (i.e., 75% of $36,000).

In fiscal 2000, Doris Fisher received $24,001 for merchandising services rendered in the course of her employment with the Company. As a Company employee, Mrs. Fisher participates in all benefits which the Company makes available to its employees generally, except for stock-based compensation and bonus programs.

In fiscal 2000, pursuant to a consulting agreement, Mr. Lillie received $137,097 from the Company for consulting services and an option to purchase 50,000 shares at a fair market value price of $24.905. See "Executive Compensation--Compensation Committee Interlocks and Insider Participation." The consulting agreement was terminated in January 2001 when Mr. Lillie joined the Company as Vice Chairman.


PROPOSAL NO. 2
SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending February 2, 2002. Deloitte & Touche LLP has acted as auditors for the Company since 1972. If shareholders fail to approve the selection of such auditors, the Board of Directors will reconsider the selection.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and available to make statements to, and respond to appropriate questions of, shareholders.

AUDIT FEES

The following table sets forth the aggregate fees billed to the Company for the fiscal year ended February 3, 2001 by the Company's principal accounting firm, Deloitte & Touche LLP:

  Fees                                                               Amount
---------------------------------------------------------------------------
  Audit Fees                                                    $   569,000
  Financial Information Systems Design and Implementation Fees            0
  All Other Fees (1)                                              7,676,000
---------------------------------------------------------------------------
  Total Fees for the fiscal year ended February 3, 2001         $ 8,245,000

1. The Audit and Finance Committee of the Board of Directors has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

Notwithstanding anything to the contrary in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit and Finance Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of the accounting, auditing, and reporting practices of the Company. The Committee operates under a written charter adopted by the Board of Directors which is included in this Proxy Statement as Appendix A. The Committee is composed exclusively of directors who are independent under New York Stock Exchange listing standards.

The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended February 3, 2001 with the Company's management. The Committee has discussed with Deloitte & Touche LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Committee has discussed the independence of Deloitte & Touche LLP with that firm.

Based on the Committee's review and discussions noted above, the Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2001 for filing with the Securities and Exchange Commission.

Brooks Walker, Jr. (Chairman)
Evan S. Dobelle
Charles R. Schwab
Sergio S. Zyman

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth certain information as of March 16, 2001, to indicate beneficial ownership of the common stock of the Company by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's common stock, (ii) each director and nominee and each executive officer named in the Summary Compensation Table, and
(iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

  Name of                  Shares Beneficially           Additional        Percent
  Beneficial Owner         Owned (1)                     Notes             of Class
-------------------------------------------------------------------------------------------

  Directors and Executive
  Officers
-------------------------------------------------------------------------------------------
  Adrian D. P. Bellamy                           114,321               --                 *
-------------------------------------------------------------------------------------------
  Charles K. Crovitz                             381,001               --                 *
-------------------------------------------------------------------------------------------
  Evan S. Dobelle                                      0               --                --
-------------------------------------------------------------------------------------------
  Millard S. Drexler                          17,849,112               (2)             2.1%
-------------------------------------------------------------------------------------------
  Donald G. Fisher and
  Doris F. Fisher                            174,495,374               (3)            20.4%
-------------------------------------------------------------------------------------------
  Robert J. Fisher                            54,926,582               (4)             6.4%
-------------------------------------------------------------------------------------------
  Anne B. Gust                                   468,443               --                 *
-------------------------------------------------------------------------------------------
  Glenda A. Hatchett                               8,346               --                 *
-------------------------------------------------------------------------------------------
  Steven P. Jobs                                       0               --                --
-------------------------------------------------------------------------------------------
  John M. Lillie                                 117,671               (5)                *
-------------------------------------------------------------------------------------------
  Jenny J. Ming                                  627,036               --                 *
-------------------------------------------------------------------------------------------
  Kenneth S. Pilot                               281,216               --                 *
-------------------------------------------------------------------------------------------
  Charles R. Schwab                              142,636               (6)                *
-------------------------------------------------------------------------------------------
  Brooks Walker, Jr.                             401,621               (7)                *
-------------------------------------------------------------------------------------------
  John B. Wilson                                 141,204               --                 *
-------------------------------------------------------------------------------------------
  Sergio S. Zyman                                 70,343               (8)                *
-------------------------------------------------------------------------------------------
  All directors and
  executive officers as a                    250,057,406               (9)            28.9%
  group (18 persons)
-------------------------------------------------------------------------------------------

  Certain Other
  Beneficial Holders
-------------------------------------------------------------------------------------------
  John J. Fisher                              57,521,101              (10)             6.7%
-------------------------------------------------------------------------------------------
  Janus Capital
  Corporation and                             49,235,305              (11)             5.8%
  Thomas H. Bailey
-------------------------------------------------------------------------------------------

* Indicates ownership of less than 1% of the outstanding shares of the Company's common stock.

 1. Shares issuable upon exercise of stock options that are exercisable within 60 days after March 16, 2001 are treated as beneficially owned as follows:
    Mr. Bellamy, 81,921; Mr. Crovitz, 304,113; Mr. Drexler, 7,770,937; Ms.
    Gust, 449,238; Ms. Hatchett, 7,964; Mr. Lillie, 91,421; Ms. Ming, 512,153;
    Mr. Pilot, 217,153; Mr. Schwab, 61,671; Mr. Walker, 71,046; Mr. Wilson, 140,625; Mr. Zyman, 27,502; and all directors and executive officers as a group, 9,768,244.

 2. Includes 281,250 shares held by the Peggy and Millard Drexler Family Foundation of which Mr. Drexler disclaims beneficial ownership. Also includes 2,595,292 shares held in Grantor Retained Annuity Trusts (GRATs).

 3. Donald G. Fisher and Doris F. Fisher, who are husband and wife, are the founders of the Company, directors, and, respectively, the Chairman of and a merchandising consultant to the Company. Their address is One Harrison Street, San Francisco, California 94105. In the table shown above, the

    174,495,374 shares beneficially owned by Donald G. Fisher and Doris F. Fisher are beneficially owned by both of them, except that Mrs. Fisher has no voting or dispositive power over 1,155,994 of such shares. Of the shares shown, 54,118,104 shares are held as community property and 86,000,000 are held in a partnership. The remainder of the shares are held by the Fishers as trustees for various foundations and trusts. Amounts shown include 1,155,994 shares held by the D2F2 Foundation, beneficial ownership of which is disclaimed. Amounts shown exclude shares held directly or indirectly by the Fishers' three adult sons, beneficial ownership of which is disclaimed.

 4. Includes 2,623,725 shares held jointly by Robert Fisher and his spouse and 26,391,889 shares held by Robert Fisher as trustee under certain trusts. Robert Fisher's address is One Maritime Plaza, Suite 1400, San Francisco, California 94111.

 5. Includes 21,750 shares held under the Lillie Family Living Trust, over which Mr. Lillie and his wife share voting and investment power. Includes 4,500 shares held by Mr. Lillie's adult children. Mr. Lillie only has investment power over these shares and disclaims beneficial ownership.

 6. Includes 8,438 shares owned by Mr. Schwab's spouse.

 7. Includes 149,050 shares owned by the Brooks Walker, Jr. Charitable Remainder Trust, of which Mr. Walker is the trustee and over which he has sole voting and investment power.

 8. Includes 234 shares held by Mr. Zyman's minor children.

 9. Reflects the information in the footnotes set forth above. Includes shares beneficially owned by Mr. Wilson who ceased to be an executive officer in April 2000.

10. Includes 27,532,325 shares owned by John Fisher as trustee under certain trusts. John Fisher's address is One Maritime Plaza, Suite 1400, San Francisco, California 94111.

11. The address of Janus Capital Corporation and Thomas H. Bailey is 100 Fillmore Street, Denver, Colorado 80206. Janus Capital Corporation and Mr. Bailey indicate that they each have sole voting and dispositive power over 49,235,305 shares. Mr. Bailey specifically disclaims beneficial ownership of the shares. This disclosure is based on information contained in a report as of December 31, 2000 on Schedule 13G filed with the Securities and Exchange Commission pursuant to Rule 13d-1(b) of the Securities and Exchange Act of 1934, as amended.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

As required by the Securities and Exchange Act of 1934, as amended, the Company notes that Mr. Schwab reported one transaction late on a Form 4. The transaction involved the purchase of common stock by his spouse in September 1999.

EXECUTIVE COMPENSATION

SUMMARY OF EXECUTIVE COMPENSATION

The following table sets forth for the periods presented compensation paid to, earned by or awarded to the Chief Executive Officer and the four other most highly compensated executive officers of the Company in the fiscal year ended February 3, 2001. In addition, the table also sets forth compensation paid to a former executive officer of the Company who would have been among the five most highly compensated executive officers, but for the fact that he ceased to be an executive officer of the Company in April 2000. The footnotes to the table provide additional information concerning the Company's compensation and benefit programs.

  Summary Compensation Table
----------------------------------------------------------------------------------------------------------------
                                                                                          Long-Term
                                                          Annual Compensation   Compensation Awards
----------------------------------------------------------------------------------------------------------------
                                                                                         Securities
                                                                 Other Annual Restricted Underlying    All Other
                                    Fiscal     Salary      Bonus Compensation      Stock    Options Compensation
  Name and Principal Position         Year        ($)    ($) (1)      ($) (2) Awards ($)    (#) (3)      ($) (4)
----------------------------------------------------------------------------------------------------------------
  Millard S. Drexler                  2000 $2,279,138 $3,262,500      $10,525         $0  1,500,000     $171,322
  President and Chief Executive       1999  2,154,084  5,672,500       13,618          0    120,000       20,494
  Officer of the Company              1998  1,976,870  5,335,000            0          0  5,402,250      492,896
----------------------------------------------------------------------------------------------------------------
  Charles K. Crovitz                  2000    531,531    424,500            0          0    100,000        7,184
  Executive Vice President            1999    436,063    706,000        4,959          0     31,500        6,186
  of the Company                      1998    395,745    613,500            0          0    379,125        7,653
----------------------------------------------------------------------------------------------------------------
  Anne B. Gust                        2000    580,386    450,000            0          0    100,000       21,515
  Executive Vice President            1999    466,925    752,000            0          0     75,000        6,361
  of the Company                      1998    385,924    605,950            0          0    311,625       13,771
----------------------------------------------------------------------------------------------------------------
  Jenny J. Ming                       2000    825,165    630,000            0          0     80,000       12,044
  President, Old Navy Division (5)
----------------------------------------------------------------------------------------------------------------
  Kenneth S. Pilot                    2000    622,037    457,500            0          0    250,000        7,895
  President, Gap Division (6)
----------------------------------------------------------------------------------------------------------------
  John B. Wilson (7)                  2000    848,848    923,156      202,941          0          0      309,716
                                      1999    848,848  2,012,500      207,883          0     75,000        5,501
                                      1998    721,926  1,537,074          462          0    452,250       10,443
----------------------------------------------------------------------------------------------------------------

1. Bonus amounts for fiscal 2000 reflect amounts paid pursuant to predetermined financials goals under the Company's Executive Long-Term Cash Award Performance Plan for the 1998-2000 cycle.

2. While the named executive officers enjoy certain perquisites, for fiscal years 1998, 1999 and 2000 these did not exceed the lesser of $50,000 or 10% of each executive officer's salary and bonus, except for perquisites of Mr. Wilson in 1999 and 2000. The amounts listed in 1999 and 2000 for Mr. Drexler and the amount listed in 1999 for Mr. Crovitz represent tax gross-up payments. The amount listed for Mr. Wilson in 2000 includes $183,169 for forgiveness of interest on an interest-free loan. The amount listed for Mr. Wilson in 1999 includes $2,182 for tax gross-up payments and $167,178 for forgiveness of interest on an interest-free loan. The amount listed for Mr. Wilson in 1998 represents tax gross-up payments in connection with the reimbursement of relocation expenses.

3. Stock option awards have been adjusted to reflect stock splits.

4. These amounts include earnings over 120% of applicable federal long-term rate in accordance with Securities and Exchange Commission rules on deferred compensation credited, but not paid or payable, during the fiscal year under the Company's Executive Capital Accumulation Plan, Executive Deferred Compensation Plan and/or Supplemental Executive Retirement Plan as follows:
   Mr. Drexler, $164,486 for 2000, $14,035 for 1999 and $486,184 for 1998;
   Mr. Crovitz, $797 for 2000, $136 for 1999 and $1,138 for 1998; Ms. Gust,
   $16,068 for 2000, $1,125 for 1999 and $7,965 for 1998; Ms. Ming, $5,459 for
   2000; Mr. Pilot, $3,453 for 2000; and Mr. Wilson, $1,817 for 2000, $199 for
   1999 and $2,043 for 1998. The amount listed for Mr. Wilson in 2000 includes $300,000 for forgiveness of principal on an interest-free loan as consideration for early final settlement of the loan. All remaining amounts shown represent the Company's contributions to the Company's GapShare 401(k) Plan.

5. Ms. Ming became an executive officer in October 2000.

6. Mr. Pilot became an executive officer in October 2000.

7. Mr. Wilson ceased to be an executive officer in April 2000.

STOCK OPTIONS

The following tables set forth certain information regarding stock options granted to, exercised by and held by the executive officers named in the Summary Compensation Table. All stock option awards in the following tables and elsewhere in this Proxy Statement have been adjusted to reflect stock splits.

  Option Grants In Last Fiscal Year
------------------------------------------------------------------------------------------------------
  Individual Grants
                            Number of
                           Securities Percent of Total                 Market
                           Underlying  Options Granted Exercise or   Price on               Grant Date
                      Options Granted  to Employees in  Base Price Grant Date Expiration Present Value
  Name                      (#) (1,2)      Fiscal Year      ($/Sh) ($/Sh) (3)   Date (4)       ($) (5)
------------------------------------------------------------------------------------------------------
  Millard S. Drexler          500,000             1.8%    $45.5625   $45.5625    4/10/10   $12,126,725
                              500,000             1.8%     54.6750    45.5625    4/10/10    10,988,450
                              500,000             1.8%     59.2313    45.5625    4/10/10    10,482,625
------------------------------------------------------------------------------------------------------
  Charles K. Crovitz          100,000             0.4%     45.5625    45.5625    4/10/10     1,630,913
------------------------------------------------------------------------------------------------------
  Anne B. Gust                100,000             0.4%     45.5625    45.5625    4/10/10     1,630,913
------------------------------------------------------------------------------------------------------
  Jenny J. Ming                80,000             0.3%     45.5625    45.5625    4/10/10     1,304,730
------------------------------------------------------------------------------------------------------
  Kenneth S. Pilot            200,000             0.7%     45.5625    45.5625    4/10/10     3,701,175
                               50,000             0.2%     30.6563    30.6563    6/19/10       626,860
------------------------------------------------------------------------------------------------------
  John B. Wilson                    0               0%           0          0          0             0
------------------------------------------------------------------------------------------------------

1. Except for the options granted to Mr. Drexler and Mr. Pilot, the options will become exercisable in four equal annual installments commencing one year from the date of grant. The options granted to Mr. Drexler will vest in two equal annual installments commencing five years from date of grant. The 200,000 options granted to Mr. Pilot will vest in four equal annual installments commencing two years from the date of grant and the 50,000 options granted will vest in two equal annual installments commencing three years from date of grant.

2. Under the terms of the Company's 1996 Stock Option and Award Plan, the Compensation and Stock Option Committee retains discretion, subject to plan limits, to modify the terms of outstanding stock options.

3. Average of high and low stock prices for the Company's common stock as reported in NYSE-Composite Transactions for the date of grant.

4. All options granted in fiscal 2000 were granted for a term of ten years, subject to termination three months following termination of employment in certain events.

5. This column represents the present value of the options on the grant date using the Black-Scholes option pricing model for the common stock, utilizing the following assumptions: stock price volatility of between 39% to 40%; dividend yield of 0.27%; 4 to 8-year expected option terms; 4.35% to 5.19% risk-free interest rate; and no adjustment for non-transferability or forfeiture. The actual value, if any, that an executive officer may realize will depend on the excess of the market price over the exercise price on the date the option is exercised so there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model, which is based on assumptions as to the variables of stock price volatility, future dividend yield and interest rate. For an estimate of the impact of all stock option grants on the Company's financial results using the Black-Scholes valuation method, see Note G in the Notes to Consolidated Financial Statements in the Company's Annual Report to Shareholders for the fiscal year ended February 3, 2001.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
--------------------------------------------------------------------------------------------------------
                                                                 Number of                      Value of
                                                     Securities Underlying                   Unexercised
                            Shares                     Unexercised Options          In-the-Money Options
                       Acquired on        Value              at FY-End (#)                 at FY-End ($)
  Name                Exercise (#) Realized ($)  Exercisable/Unexercisable Exercisable/Unexercisable (1)
--------------------------------------------------------------------------------------------------------
  Millard S. Drexler       361,800   $9,960,173    7,568,437    13,974,750   $200,231,617   $234,648,649
--------------------------------------------------------------------------------------------------------
  Charles K. Crovitz        31,050      642,948      196,425       618,625      4,804,017      6,191,289
--------------------------------------------------------------------------------------------------------
  Anne B. Gust                   0            0      341,550       695,875      8,156,270      7,481,194
--------------------------------------------------------------------------------------------------------
  Jenny J. Ming             10,125      407,351      379,653     1,259,750      9,594,328     12,388,181
--------------------------------------------------------------------------------------------------------
  Kenneth S. Pilot          14,000      451,803      131,653       851,500      2,823,567      8,199,303
--------------------------------------------------------------------------------------------------------
  John B. Wilson           253,125    5,135,711            0     1,192,875              0     23,628,666
--------------------------------------------------------------------------------------------------------

1. Represents the difference between the closing price of the Company's common stock on February 2, 2001 ($32.525) and the exercise price of the options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2000, Messrs. Bellamy and Lillie and Ms. Hatchett, all of whom were non-employee directors, served on the Compensation and Stock Option Committee of the Board of Directors. Mr. Lillie ceased to be on the Compensation and Stock Option Committee as of October 24, 2000 and joined the Company as an executive officer in January 2001.

In November 2000, Mr. Lillie entered into a consulting agreement with the Company, pursuant to which Mr. Lillie was to provide consulting services to the Company for a minimum of 10 days per month. Pursuant to the agreement, Mr. Lillie was to be paid $50,000 per month and in November 2000 was granted a discretionary option to purchase 50,000 shares at a fair market value price of $24.905 per share. The option is exercisable in full six months from the date of grant. The consulting agreement was due to expire by its terms in May 2001, but it was terminated early in January 2001 when Mr. Lillie joined the Company as Vice Chairman.

During fiscal 2000, Mr. Drexler served as a member of the Board of Directors of Apple Computer Inc., which does not have a compensation committee. Mr. Jobs, Chief Executive Officer of Apple Computer Inc., serves on the Company's Board of Directors.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation and Stock Option Committee of the Board of Directors is responsible for reviewing and approving the Company's compensation policies and the compensation paid to executive officers.

Compensation Philosophy

The general philosophy of the Company's compensation program, which has been reviewed and approved by the Committee, is to provide a competitive advantage to the Company and rewards to the executives based both on the Company's performance and on the individual's contribution to the Company. Corporate and divisional performance are evaluated by reviewing the extent to which financial and strategic goals are met, including such factors as profitability and sales growth. These performance criteria are reviewed each year to ensure that they are consistent with the Company's mission and strategies. Officers are also given annual goals and their individual performance is evaluated by reviewing progress against these objectives.

The Company's executive compensation policies are intended to motivate and reward highly qualified executives for long-term strategic management and the enhancement of shareholder value, to support a performance-oriented environment that rewards achievement of specific internal Company and individual goals, and to attract and retain executives whose abilities are critical to the long-term success and competitiveness of the Company. The program is heavily oriented toward incentive compensation tied to the annual and long-term financial performance of the Company and to the long-term return realized by the Company's shareholders.

There are three main components in the Company's executive compensation program:

 . Base Salary

 . Annual Incentives

 . Long-Term Incentives

Base Salary

Executive officers' salaries generally have been targeted above the average rates paid by competitors to enable the Company to attract and retain highly skilled executives. The Committee believes that the historical growth in the Company's revenues, stores and profitability has made the Company a target for other companies seeking employees and that, therefore, these rates are necessary to retain the Company's executive officers and other key employees. The Committee reviews the performance of and approves salaries for the Chief Executive Officer and the executive officers on an annual basis, generally in the first quarter.

The Committee believes that the market for retailing executives, and thus the relevant competitive data, includes a broader group of companies than that shown in the stock price performance graph presented in this Proxy Statement under the heading "Performance Graph." Thus, in reviewing salaries for executive officers, the Committee periodically examines market data and salary increase surveys for specialty retail, consumer/branded goods, and general industry groups which were prepared by national consulting companies. Salaries are adjusted based on actual individual job performance and/or changes in duties and responsibilities.

Mr. Drexler's base salary for fiscal year 2000 was $2.3 million, representing an increase of 5.7% over the prior year. In setting the Chief Executive Officer's 2000 salary, the Committee considered the Company's 1999 results, future objectives and challenges, and Mr. Drexler's individual performance and contributions. The Company's 1999 performance was judged by the Committee to be above expectations and very good compared to industry/competitor results. The Committee reviewed in detail Mr. Drexler's achievement of his 1999 goals and his individual contributions to the Company. The Committee concluded that he had achieved his 1999 goals and had provided a leadership role in achieving the Company's three strategic priorities for 1999: growing earnings and improving the return on investments, developing employees and strengthening the Brand. The Committee also considered Mr. Drexler's decisive management of operational and strategic issues, his drive to reinforce a culture of innovation and his ability and dedication to enhance the long-term value of the Company for the shareholders. The Committee believes that Mr. Drexler has continued to provide the leadership and vision that he has provided throughout his 17-year tenure as a Company executive, during which, on a compounded annual growth basis, the Company's net earnings increased by 20%, net sales by 22% and market value by 36%. In making its salary decisions with respect to Mr. Drexler, the Committee exercised its discretion and judgment based on the above factors, and no specific formula was applied to determine the weight of each factor.

Annual Incentive Bonus

Annual incentive bonuses for executive officers are intended to reflect the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company.

To carry out this philosophy, the Company has implemented a performance-based Executive Management Incentive Cash Award Plan ("Executive MICAP"), in which executive officers are measured solely on Company performance targets. As a pay-for-performance plan, the Executive MICAP is intended to motivate and reward executive officers by directly linking the amount of any cash bonus to specific corporate and/or divisional financial goals. Specific measurements are chosen each year among earnings, sales growth and volume, return on assets, and/or return on equity; and threshold, target and maximum payout levels are established to reflect the Company's objectives. These goals and the potential bonuses are reviewed and approved by the Committee in the first quarter of each fiscal year. Under the 2000 guidelines adopted by the Committee, executive officers were eligible to receive a bonus between 15% and 120% of their salary, depending on actual earnings performance compared to target earnings goals set for each division. Actual bonus amounts are calculated within this range pursuant to a set formula which takes into account the extent to which earnings goals were achieved and the grade level of the officer. No bonus is paid if threshold goals are not met.

The Company's 2000 performance fell short of its predetermined financial goals for the year. The Chief Executive Officer was eligible to receive between 20% and 120% of his base salary as a bonus under the 2000 guidelines adopted by the Committee. Because the Company did not meet threshold expectations, Mr. Drexler did not receive an Executive MICAP bonus.

The Committee believes that the Executive MICAP program provides an excellent link between annual results and the incentives paid to executives.

Long-Term Incentives

Long-term incentives represent over half the total income opportunity for executive officers. These incentives create a direct linkage between executive rewards and increased shareholder value by delivering a significant portion of total compensation opportunity through both stock options and through a cash performance plan with multi-year overlapping performance cycles. This compensation program is designed to focus on Company performance.

The Committee believes that executive officers and other key employees should have significant ownership of the Company's stock. Notably, all executive officers as a group beneficially own approximately 22.8% of the outstanding shares of common stock. In particular, Mr. Donald Fisher, the Company's founder and Chairman, beneficially owns jointly with his wife Doris Fisher approximately 20.4% of the outstanding shares.

Long-Term Performance Plan

In order to emphasize its compensation philosophy oriented to longer-term results, the Company has an Executive Long-Term Cash Award Performance Plan ("ELCAPP"), in which officers are measured and compensated on Company and/or business unit performance targets. Typically, a three-year performance cycle is established each year, with participants receiving a cash payout if certain minimum, target or maximum predetermined performance goals are achieved at the end of the cycle. As a pay-for-performance plan, ELCAPP is intended to motivate and reward officers by directly linking the amount of any cash bonus to specific corporate and/or divisional long-term financial goals. Specific measurements are chosen at the beginning of each performance cycle. The type of measurements considered include earnings, return on equity, return on net assets, return on invested capital, sales volume and total sales. Threshold, target and maximum payout levels are established to reflect the Company's objectives. These goals and the potential amounts of officer bonuses are reviewed and approved by the Committee in the first quarter of each fiscal year. Under the guidelines adopted by the Committee, officers will be eligible to receive between 15% and 150% of their three-year average salary as a bonus, depending on actual performance compared to target goals set for each division. Actual bonus amounts are calculated within this range pursuant to a set formula which takes into account the extent to which goals were achieved and the grade level of the officer. No bonus is paid if threshold goals are not met unless the Company's return on assets is in the top 10% of a predesignated group of competitors, in which case, 50% of the base target award is paid (target awards range between 30% and 100% of three-year average salary).

ELCAPP was established in 1996, with the first cycle comprising fiscal years 1996-1998. The Company's performance for the 1998-2000 cycle exceeded predetermined financial goals for the three-year cycle, even though fiscal year 2000 was below expectations. Based on these goals, Mr. Drexler received a bonus of 150% of the average of his salary over the three-year cycle.

The Committee continues to believe that the ELCAPP program provides an excellent link between long-term results and financial incentives paid to executives.

Stock Option and Award Plan

The Committee has the power to grant both stock options and restricted stock under the Company's 1996 Stock Option and Award Plan. It has been the Committee's practice to grant stock options to executive officers on an annual basis, usually in the first quarter of each fiscal year. Historically, the options have vested in three years or more from date of grant and executives must be employed by the Company at the time of vesting in order to exercise the options. In 2000, the Committee began granting options which vest 25% per year for four years. The Committee has discretion to grant discounted stock options and it has done so when it felt it was necessary to attract and/or retain key executives. The Committee believes that stock option grants provide an incentive that focuses the executives' attention on managing the Company from the perspective of an owner with an equity stake in the business. The Company's stock options are tied to the future performance of the Company's stock and will for the vast majority of grants, provide value to the recipient only when the price of the Company's stock increases above the option grant price.

In order to determine the appropriate number of options to be granted to its executive officers in 2000, the Company considered competitive practices for a wide array of companies in a large number of industries. The calculations underlying these guidelines are based on the grant value of the option (i.e., number of shares times the exercise price) in relation to the employee's salary and performance level. The Company's actual 2000 option grants to executive officers were in line with those ranges. The size of each grant was based on a range of potential shares for each eligible employee's level.

In April of 2000, Mr. Drexler was granted options to purchase 1,500,000 shares. The shares become exercisable in five and six years from date of grant. This grant was intended to reward exceptional performance and is consistent with the Committee's philosophies of increasing shareholder value and including at-risk compensation as a significant part of an executive's overall compensation. The number and price of these shares are as follows: 500,000 at market value at the date of grant, 500,000 at a price which was 20% above the market value at the date of grant and 500,000 at a price which was 30% above the market value at the date of grant. The "premium price" options are intended to reward Mr. Drexler only after shareholders have been delivered growth in the stock price.

Impact of Section 162(m) of the Internal Revenue Code

The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on its compensation plans and has determined that it is the Company's preference to qualify its executives' compensation for deductibility under applicable tax laws, to the extent the Committee determines it is consistent with the Company's best interests. The Company's compensation plans have been designed to permit the Committee to grant awards (other than restricted stock and discounted stock options) which qualify for deductibility under Section 162(m).

To help prevent the loss of any deductibility of base salaries, those named executive officers whose base salaries exceed the $1,000,000 limit have in the past deferred that portion of their compensation above the limit under the Company's deferred compensation plans.

Adrian D. P. Bellamy (Chairman)
Glenda A. Hatchett

PERFORMANCE GRAPH

The graph below compares the percentage changes in the Company's cumulative total shareholder return* on its common stock for the five-year period ended February 3, 2001, with the cumulative total return of the S&P 500 Index and the Dow Jones Retailers Index. The Dow Jones Retailer Index replaced the Dow Jones All Specialty Index, which had been used in previous years, but is no longer available.

Total Return to Shareholders
(Assumes $100 investment on 02/03/96)




[PERFORMANCE GRAPH APPEARS HERE]

  Total Return Analysis
---------------------------------------------------------------------------------------
                      02/03/1996 02/01/1997 01/31/1998 01/30/1999 01/29/2000 02/03/2001
---------------------------------------------------------------------------------------
  The Gap, Inc.             $100       $121       $247       $612       $640       $474
---------------------------------------------------------------------------------------
  DJ Retailers Index        $100       $120       $169       $274       $274       $288
---------------------------------------------------------------------------------------
  S&P 500                   $100       $125       $159       $206       $227       $228
---------------------------------------------------------------------------------------

* Total return assumes quarterly reinvestment of dividends.

Source: Carl Thompson and Associates / (800) 959-9677. Data from BRIDGE Information Systems and Dow Jones Total Return Indices.

EMPLOYMENT CONTRACTS

In December 1998, the Company entered into an agreement with John B. Wilson. Under the terms of the agreement, if the Company decides to significantly decrease Mr. Wilson's level of responsibilities, the Company will provide him with continued employment for two years. Subject to certain exceptions, during the two-year period, Mr. Wilson will continue to receive his latest base salary and will continue to participate in other standard Company benefits, as well as certain Executive MICAP and ELCAPP payouts. At the start of any such two-year period, 50% of the options that vest during the two-year period will be decelerated to vest at the end of the two-year period. The Company invoked this agreement in April 2000, at which time Mr. Wilson ceased to be an executive officer of the Company, although he remains an employee at this time.

OTHER REPORTABLE TRANSACTIONS

The Company has an annual agreement with Fisher Development, Inc. ("FDI"), a company which is wholly owned by Robert S. Fisher (and his immediate family), the brother of Donald G. Fisher, the Chairman and a principal shareholder of the Company. The agreement sets forth the terms under which FDI may act as one of the Company's general contractors in connection with the Company's construction activities. During the 2000 fiscal year, FDI supervised the construction of new store leasehold improvements for 675 stores and expansions, remodels and relocations of 262 stores. The total amount paid for such construction was approximately $741 million, including profit and overhead costs of approximately $59 million paid by the Company to FDI relating to this construction. This relationship is reviewed annually by the Audit and Finance Committee of the Board of Directors.

In 1999, the Company made a $3,000,000 loan to Mr. Wilson at no interest, secured by a third deed of trust on his home and by the stock options granted to him under the Company's 1996 Stock Option and Award Plan. In consideration for early payment, the Company accepted from Mr. Wilson $2,700,000 on January 19, 2001 in final settlement of this loan.

In 2000, the Company made a $2,000,000 loan to Ms. Heidi Kunz, Executive Vice President and Chief Financial Officer of the Company, at no interest, secured by a deed of trust on her home and by the stock options granted to her under the Company's 1996 Stock Option and Award Plan. The loan will be due and payable on February 1, 2005, or earlier upon termination of employment.


OTHER BUSINESS

If any matter not mentioned in this Proxy Statement is properly brought before the meeting, including without limitation matters about which the proponent failed to notify the Company on or before February 18, 2001, stockholder proposals omitted from this Proxy Statement and the form of proxy pursuant to the proxy rules of the Securities and Exchange Commission and matters incident to the conduct of the meeting, the proxyholders will vote upon such matters in accordance with their best judgment pursuant to the discretionary authority granted by the proxy. As of the date of the printing of this Proxy Statement, the Company's management is not aware, nor has it been notified, of any other matters that may be presented for consideration at the meeting.


PROPOSALS OF SHAREHOLDERS

Proposals of shareholders intended to be presented at the Company's Annual Meeting in 2002 must be received by the Company on or before December 7, 2001 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting. Proposals must be addressed to the Company's Corporate Secretary at One Harrison Street, San Francisco, California 94105.

In accordance with Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, as amended, management proxyholders intend to use their discretionary voting authority with respect to any shareholder proposal raised at the Company's Annual Meeting in 2002 as to which the proponent fails to notify the Company on or before February 20, 2002 (one year after 45 days prior to the date on which this Proxy Statement was first mailed to shareholders). Notifications must be addressed to the Company's Corporate Secretary at One Harrison Street, San Francisco, CA 94105.

By Order of the Board of Directors,

/s/ LAURI M. SHANAHAN

Lauri M. Shanahan
Secretary

APPENDIX A
AUDIT AND FINANCE COMMITTEE CHARTER

While the Audit and Finance Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the committee to plan or conduct audits or to determine that the company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with the laws and regulations and the company's Code of Business Conduct.

The Audit and Finance Committee of the board of directors assists the board in fulfilling its oversight responsibilities relating to the quality and integrity of the accounting, auditing, and reporting practices of the company and such other duties as directed by the board of directors.

Structure and Organization

1. The committee will be composed solely of directors who are independent of the management of the company and are free of any relationship that, in the opinion of the board of directors, may interfere with their exercise of independent judgment as a committee member, all in accordance with NYSE requirements.

2. The membership of the committee will consist of at least three independent members of the board of directors. Committee members and the committee chair shall be designated by and serve at the pleasure of the board of directors. All members must be or become financially literate and at least one member must have accounting or related financial management expertise, in each case in the judgment of the board of directors.

3. The committee shall meet at least four times per year or more frequently as circumstances require. The committee may ask members of management or others to attend the meetings and provide pertinent information as necessary. Meetings may be by telephone.

4. The committee is expected to maintain free and open communication with management, the internal auditors, and the independent auditors.

5. The committee has the authority to investigate any matter brought to its attention and to retain outside counsel for this purpose if, in its judgment, that is appropriate.

The committee's responsibilities include:

General Responsibilities

1. Meet periodically with the independent auditors, the internal auditors, and management in separate sessions to discuss any matters that the committee or these groups believe should be discussed privately with the committee. Provide sufficient opportunity for the independent auditors to meet with the internal auditors and others in the company as appropriate without members of management present.

2. Submit the minutes of all committee meetings to, or discuss the matters addressed at each committee meeting with, the board of directors.

3. Review and reassess the adequacy of this Charter annually.

Responsibilities for Engaging Independent Auditors and Appointing the Chief Internal Auditor

1. Recommend for approval by the board of directors and ratification by the shareholders the selection and retention of the independent auditors, approve compensation of the independent auditors, and review and approve in advance the discharge of the independent auditors. The independent auditors will ultimately be accountable to the committee and the board of directors, and the board of directors and the committee have ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors.

2. Discuss and consider the auditors' written affirmation that the auditors are in fact independent. Obtain a formal written statement from the independent auditors delineating all relationships between the company and the independent auditors, actively engage in dialogue regarding disclosed relationships or services which may impact the objectivity and independence of the independent auditors, and take or recommend that the board of directors take appropriate action in response to the outside auditors' report to satisfy itself of the outside auditors' independence. In considering the independence of the independent auditors, the committee will review the nature of the services provided by the independent auditors' firm and the fees charged, and such other matters as the committee deems appropriate.

3. At the committee's discretion, arrange for the independent auditors to be available to the full board of directors at least annually to help provide a basis for the board's approval of the independent auditors' appointment.

4. Review and concur in the appointment, replacement, reassignment, or dismissal of the company's chief internal auditor.

Responsibilities for Oversight of the Quality and Integrity of Accounting, Auditing, and Reporting Practices of the Company

1. Review the annual financial statements with management and the independent auditors prior to release. The committee, or at least its Chair, should discuss each quarterly earnings announcement with management (and the independent auditors if desired) prior to release. These discussions should cover the quality (not just the acceptability) of the financial reporting, and such other matters as the committee deems appropriate.

2. Review with the independent auditors, the internal auditors, and management the audit plan of the independent auditors for the current year and the following year.

3. Review with the independent auditors, the company's internal auditors, and financial and accounting personnel the adequacy and effectiveness of the accounting, financial, and computerized information systems controls of the company.

4. Review the internal audit function of the company, including a general review of the internal audit plan and the internal audit organization and its reporting structure, objectivity, and sufficiency.

Periodic Responsibilities

1. Review periodically with management and the Board any legal and regulatory matters that may have a material impact on the company's financial statements, compliance policies, and compliance programs.

2. Review with management and approve transactions involving management and/or members of the board of directors which are not otherwise subject to the approval of the Compensation and Stock Option Committee and would require disclosure under SEC rules.

3. Oversee the company's Corporate Compliance Program and periodically review and suggest to management any necessary improvements in the Compliance Program.

4. Review with management major expenditures on information technology.

5. Review with management and approve the company's annual capital budget.

6. Perform such other functions assigned by law, the company's charter or bylaws, or the board of directors.

[GAP INC. LOGO APPEARS HERE]

GAP INC. One Harrison Street, San Francisco, CA 94105

ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 9, 2001--Fishkill, New York
10:00 a.m. Local Time



Admission Ticket

This is your admission ticket to the 2001 Annual Meeting of Shareholders of The Gap, Inc.

Presentation of this ticket on the day of the meeting will grant admission to the shareholder(s) named on the reverse side of this card.

Attendance will be limited to shareholders only.



Gap Inc.

--------------------------------------------------------------------------------

PROXY                                                   Gap Inc.
----------------------------------------------------------------

Annual Meeting of Shareholders -- May 9, 2001
Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Millard Drexler, Heidi Kunz and Lauri M. Shanahan, or any of them, each with full power of substitution, as proxies to vote, in accordance with the instructions set forth in this Proxy, all shares of common stock of The Gap, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 9, 2001 at 10:00 a.m. local time in Fishkill, New York, and any postponements and adjournments thereof. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

IMPORTANT -- This proxy must be signed and dated on the reverse side.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF NO CHOICES ARE INDICATED, THE SHARES COVERED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE,
                                    ---
FOR PROPOSAL 2, AND, WITH RESPECT TO ANY OTHER MATTERS AS MAY PROPERLY COME
---
BEFORE THE MEETING, IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES.

See reverse for voting instructions.

                                                               COMPANY #
                                                               CONTROL #
                                                               ---------------

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326 -- QUICK *** EASY *** IMMEDIATE

 . Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (ET) on May 8, 2001.

 . You will be prompted to enter your 3-digit Company Number and your 7-digit
  Control Number which are located above.

 . Follow the simple instructions the voice provides you.

VOTE BY INTERNET - http://www.eproxy.com/gps/ -- QUICK *** EASY *** IMMEDIATE

 . Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 8, 2001.

 . You will be prompted to enter your 3-digit Company Number and your 7-digit
  Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to The Gap, Inc., c/o Shareowner Services/(TM)/,
P.0. Box 64873, St. Paul, MN 55164-0873.


If you vote by Phone or Internet, please do not mail your Proxy Card

                             V Please detach here V

--------------------------------------------------------------------------------

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.    Election of  01 Adrian D.P. Bellamy  05 Robert J. Fisher    08 John M. Lillie     [_]  Vote FOR         [_]  Vote WITHHELD
      directors:   02 Millard S. Drexler   06 Glenda A. Hatchett  09 Charles R. Schwab       all nominees          from all nominees
                   03 Donald G. Fisher     07 Steven P. Jobs      10 Sergio S. Zyman         (except as
                   04 Doris F. Fisher                                                        marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
                                               [_______________________________]


2. Ratify the appointment of Deloitte & Touche LLP as independent auditors.
                                               [_] For  [_] Against  [_] Abstain


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
                        ---

Address Change? Mark Box [_]
Indicate changes below:
                                                        Date: ____________, 2001

                                               [_______________________________]

                                                Signature(s) in Box

                                                NOTE: Please sign exactly as
                                                your name(s) appears hereon.
                                                Joint owners should each sign.
                                                When signing as attorney,
                                                executor, administrator, trustee
                                                or guardian, please give full
                                                title as such. If a corporation,
                                                please sign in full corporate
                                                name by President or other
                                                authorized officer. If a
                                                partnership, please sign in
                                                partnership name by authorized
                                                person.